Civeo Reports Third Quarter 2025 Results
Third Quarter Highlights:
•Reported revenues of $170.5 million, net loss of $0.5 million and Adjusted EBITDA of $28.8 million;
•Repurchased 1.05 million common shares, or approximately 8% of Civeo's common shares outstanding as of June 30, 2025;
•Returned approximately $52 million to shareholders year-to-date, completing 69% of its current share repurchase authorization to buy back 20% of its common shares outstanding;
•Delivered sequential and year-over-year revenue and Adjusted EBITDA growth in Australian business; and
•Demonstrated results of Canadian cost cutting efforts.

HOUSTON, October 31, 2025 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the third quarter ended September 30, 2025.
Bradley J. Dodson, Civeo's President and Chief Executive Officer, said, "Our third quarter consolidated results exhibited our operational and strategic efforts with continued growth in Australia and improved cost structure in Canada. In the third quarter, Civeo’s Australian business once again delivered year-over-year and sequential growth as we continued to capitalize on current customer demand. Revenues for Australia increased 10% and Adjusted EBITDA increased 13% sequentially, reflecting a full quarter’s results from the four villages acquired by Civeo in the second quarter and increased occupancy from the Company’s legacy Bowen Basin owned villages.

“In Canada, cost cutting measures that we have implemented since the fourth quarter of 2024 allowed us to drive year-over-year gross margin expansion despite lower lodge occupancy without sacrificing our operational excellence and safety record. While we are pleased to see these initiatives bearing fruit, results for the Canadian business remain under pressure as our mobile camp assets remain underutilized and oil sands customers continue to cut costs related to lodging for base operations and turnaround activity. Going forward, incremental improvement in Canada will largely depend on driving top-line growth. We remain optimistic about the increased utilization of our mobile camp assets based on strong bidding activity in Canada coupled with continued public support at both the federal and provincial levels for infrastructure projects, particularly related to natural gas and LNG. Civeo’s attractive asset base, demonstrated capabilities and strong relationships position us well to capture these growth opportunities as final investment decisions are made in 2026 and 2027.”

Mr. Dodson added, “On our first quarter 2025 earnings call, we announced our current board authorization to repurchase 20% of our common shares outstanding. We continued to execute on this share buyback program by repurchasing more than one million shares in the quarter, bringing our progress on the current authorization to approximately 69% complete. We are confident that prioritizing opportunistic repurchases of Civeo stock is the optimal path to accelerate the return of capital to shareholders, and intend to complete the program as soon as practicable.”

Third Quarter 2025 Results
In the third quarter of 2025, Civeo generated revenues of $170.5 million and reported a net loss of $0.5 million, or $0.04 per diluted share. During the third quarter of 2025, Civeo generated operating cash flow of $13.8 million and Adjusted EBITDA of $28.8 million.

By comparison, in the third quarter of 2024, Civeo generated revenues of $176.3 million and reported a net loss of $5.1 million, or $0.36 per diluted share. During the third quarter of 2024, Civeo produced operating cash flow of $35.7 million and Adjusted EBITDA of $18.8 million.
The year-over-year increase in Adjusted EBITDA was primarily driven by the benefits of cost cutting in Canada, contributions from the Australian acquisition completed in May 2025 and higher occupancy in the legacy Australian owned-villages.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2025 to the results for the third quarter of 2024.)
Australia
During the third quarter of 2025, the Australian segment generated revenues of $124.5 million, operating income of $16.7 million and Adjusted EBITDA of $26.7 million, compared to revenues of $116.6 million, operating income of

$14.3 million and Adjusted EBITDA of $22.5 million in the third quarter of 2024. Results for the third quarter of 2025 include the impact of a weakened Australian dollar relative to the U.S. dollar, which negatively impacted revenues and Adjusted EBITDA by $3.0 million and $0.6 million, respectively.

Revenue from the Australian segment increased 7% period-over-period and Adjusted EBITDA was up 19%. The year-over-year increase was primarily driven by the May 2025 acquisition of four owned-villages, which contributed $8.4 million in revenues in the third quarter of 2025.

Canada
During the third quarter of 2025, the Canadian segment generated revenues of $46.0 million, an operating loss of $2.4 million and Adjusted EBITDA of $8.0 million, compared to revenues of $57.7 million, operating loss of $6.5 million and Adjusted EBITDA of $3.4 million in the third quarter of 2024.

In the second half of 2024, changes in oil sands customer sentiment and operational strategies began adversely impacting Civeo’s Canadian lodge occupancy and profitability in the region. As this business shift became apparent, the Company developed and began implementation of a comprehensive cost reduction strategy. Initial actions have included:
•    Reduced overhead headcount by approximately 25%;
•    Cold-closed certain underutilized lodges to reduce carrying costs; and
•    Streamlining field-level operations to align with current demand levels.

To complement these initiatives, Civeo engaged a leading independent consulting firm to assist management in identifying additional structural and long-term efficiency opportunities across its cost base.

As a result of the immediate and decisive actions management has taken to right-size the business, Civeo has successfully mitigated the impact of ongoing headwinds in the region, as demonstrated by the Company’s third quarter results. While billed rooms and revenues in the region declined 20% year-over-year in the third quarter, it is notable that:
•    Direct field level costs in Canada declined by 29% year-over-year;
•    Indirect operating overhead costs were reduced by 23% in the third quarter of 2025; and
•    Gross margin increased by 35%, resulting in Canadian gross margin of 22.5% in the third quarter, compared to 13.3% in the third quarter of 2024.

While the Company is encouraged by the benefits of these measures realized to date, as well as strong bidding activity and future growth opportunities for the Canada business as infrastructure investment trends continue to accelerate in the region, Civeo continues to evaluate additional cost saving actions to further streamline its North American cost structure and position the business for improved profitability in a dynamic market environment.

Financial Condition
As of September 30, 2025, Civeo had total liquidity of approximately $70.2 million. Civeo's total debt at September 30, 2025 was $187.9 million, a $19.3 million increase from June 30, 2025. Civeo's net debt at September 30, 2025 was $175.9 million, a $21.9 million increase since June 30, 2025 attributable to the recent share repurchases, bringing Civeo's reported net leverage ratio to 2.1x as of September 30, 2025.
In the third quarter of 2025, Civeo repurchased approximately 1,051,000 shares for approximately $26.2 million at an average price of $24.93 per share. As of September 30, 2025, the Company has completed approximately 69% of the current share buyback authorization. As previously disclosed, Civeo intends to use no less than 100% of its annual free cash flow to complete the current program and, thereafter, will use no less than 75% of annual free cash flow to continue to repurchase shares.

During the third quarter of 2025, Civeo invested $5.6 million in capital expenditures compared to $7.5 million invested during the third quarter of 2024. Capital expenditures in both periods were primarily related to maintenance spending on the Company’s lodges and villages.

Full Year 2025 Guidance
For the full year of 2025, Civeo is tightening its previously provided revenue and Adjusted EBITDA guidance ranges to $640 million to $655 million and $86 million to $91 million, respectively.

The Company is maintaining its full year 2025 capital expenditure guidance range of $20 million to $25 million.

Conference Call
Civeo will host a conference call to discuss its third quarter 2025 financial results today at 8:30 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13756815#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13756815#.

About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Australian natural resource regions and the Canadian oil sands. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently owns and operates a total of 28 lodges and villages in Australia and North America with an aggregate of approximately 27,500 rooms. In addition, Civeo operates and provides hospitality services at 24 customer-owned locations with approximately 19,500 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, strategic priorities, guidance, current trends, expectations with respect to Adjusted EBITDA, capital expenditures, future revenues, share repurchases, free cash flow generation, cost reductions, integration of the Australian asset acquisition and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of coal, iron ore, oil, natural gas and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate any future acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, geopolitical events, inflation, global weather conditions, natural disasters, including wildfires, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA, Adjusted EBITDA, free cash flow, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenues	$170,491	$176,338	$477,229	$531,171

Costs and expenses:
Cost of sales and services	126,704	138,542	362,850	409,821
Selling, general and administrative expenses	18,107	19,635	56,762	55,708
Depreciation and amortization expense	20,012	17,440	54,092	51,269
Impairment expense	—	—	—	7,823
(Gain) loss on sale of McClelland Lake Lodge assets, net	—	171	—	(5,817)
Other operating (income) expense	(1,298)	506	(725)	992
	163,525	176,294	472,979	519,796
Operating income	6,966	44	4,250	11,375

Interest expense	(3,422)	(1,725)	(7,740)	(6,288)
Interest income	28	50	129	147
Other income	10	204	476	967
Income (loss) before income taxes	3,582	(1,427)	(2,885)	6,201
Income tax expense	(4,038)	(3,862)	(10,732)	(9,199)
Net loss	(456)	(5,289)	(13,617)	(2,998)
Less: Net loss attributable to noncontrolling interest	(1)	(198)	(6)	(1,001)
Net loss attributable to Civeo Corporation	$(455)	$(5,091)	$(13,611)	$(1,997)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.04)	$(0.36)	$(1.04)	$(0.14)
Diluted	$(0.04)	$(0.36)	$(1.04)	$(0.14)

Weighted average number of common shares outstanding:
Basic	12,395	14,293	13,053	14,488
Diluted	12,395	14,293	13,053	14,488

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2025	December 31, 2024
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$12,003	$5,204
Accounts receivable, net	105,001	89,038
Inventories	5,807	7,537
Prepaid expenses and other current assets	17,319	8,674
Total current assets	140,130	110,453

Property, plant and equipment, net	251,309	204,897
Goodwill, net	7,428	7,001
Other intangible assets, net	70,748	66,502
Operating lease right-of-use assets	13,456	9,401
Other noncurrent assets	7,996	6,818
Total assets	$491,067	$405,072

Current liabilities:
Accounts payable	$43,942	$39,971
Accrued liabilities	33,681	34,933
Income taxes payable	126	10,853
Deferred revenue	2,670	2,501
Other current liabilities	5,106	4,388
Total current liabilities	85,525	92,646

Long-term debt	187,937	43,299
Deferred income taxes	4,337	3,558
Operating lease liabilities	10,087	6,655
Other noncurrent liabilities	20,635	21,916
Total liabilities	308,521	168,074

Shareholders' equity:
Common shares	—	—
Additional paid-in capital	1,634,083	1,631,823
Accumulated deficit	(1,047,425)	(980,720)
Treasury stock	(10,775)	(10,130)
Accumulated other comprehensive loss	(393,337)	(404,600)
Total Civeo Corporation shareholders' equity	182,546	236,373
Noncontrolling interest	—	625
Total shareholders' equity	182,546	236,998
Total liabilities and shareholders' equity	$491,067	$405,072

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2025	2024

Cash flows from operating activities:
Net loss	$(13,617)	$(2,998)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	54,092	51,269
Impairment charges	—	7,823
Deferred income tax benefit	(3,349)	(6,487)
Non-cash compensation charge	2,260	1,879
Gains on disposals of assets	(1,343)	(6,134)
Provision for credit losses, net of recoveries	175	15
Other, net	1,214	1,886
Changes in operating assets and liabilities:
Accounts receivable	(11,411)	35,771
Inventories	2,041	(1,690)
Accounts payable and accrued liabilities	(824)	(13,586)
Taxes payable	(13,905)	9,681
Other current and noncurrent assets and liabilities, net	(12,261)	(3,415)
Net cash flows provided by operating activities	3,072	74,014

Cash flows from investing activities:
Capital expenditures	(15,380)	(18,405)
Acquisitions and related payments	(72,002)	—
Proceeds from dispositions of property, plant and equipment	1,433	10,700
Other, net	—	183
Net cash flows used in investing activities	(85,949)	(7,522)

Cash flows from financing activities:
Revolving credit borrowings (repayments), net	140,797	(9,246)
Debt issuance costs	(423)	(2,976)
Dividends paid	(3,437)	(10,984)
Repurchases of common shares	(48,684)	(24,060)
Taxes paid on vested shares	(645)	(1,067)
Net cash flows provided by (used in) financing activities	87,608	(48,333)

Effect of exchange rate changes on cash	2,068	(3,572)
Net change in cash and cash equivalents	6,799	14,587

Cash and cash equivalents, beginning of period	5,204	3,323
Cash and cash equivalents, end of period	$12,003	$17,910

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Australia	$124,460	$116,622	$340,778	$316,967
Canada	46,031	57,736	136,451	204,423
Other	—	1,980	—	9,781
Total revenues	$170,491	$176,338	$477,229	$531,171

EBITDA (1)
Australia	$26,591	$22,421	$70,643	$58,494
Canada	7,697	3,171	13,405	31,944
Corporate, other and eliminations	(7,299)	(7,706)	(25,224)	(25,826)
Total EBITDA	$26,989	$17,886	$58,824	$64,612

Adjusted EBITDA (1)
Australia	$26,722	$22,474	$70,870	$64,417
Canada	8,048	3,434	15,272	26,454
Corporate, other and eliminations	(5,934)	(7,130)	(19,643)	(22,374)
Total adjusted EBITDA	$28,836	$18,778	$66,499	$68,497

Operating income (loss)
Australia	$16,665	$14,318	$43,877	$35,462
Canada	(2,360)	(6,476)	(14,304)	2,083
Corporate, other and eliminations	(7,339)	(7,798)	(25,323)	(26,170)
Total operating income (loss)	$6,966	$44	$4,250	$11,375

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Supplemental Operating Data - Australian Segment
Revenues
Accommodation revenue (1)	$58,405	$51,370	$157,910	$147,391
Food and other services revenue (3)	66,055	65,252	182,868	169,576
Total Australian revenues	$124,460	$116,622	$340,778	$316,967

Costs
Accommodation cost	$27,779	$24,783	$76,740	$70,990
Food and other services cost	59,469	58,787	163,283	154,218
Indirect other cost	3,776	3,497	10,198	9,009
Total Australian cost of sales and services	$91,024	$87,067	$250,221	$234,217

Average daily rates (4)	$77	$79	$76	$78

Billed rooms (5)	762,974	647,358	2,079,116	1,886,647

Australian dollar to U.S. dollar	$0.654	$0.670	$0.641	$0.662

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$38,684	$48,747	$114,710	$180,793
Mobile facility rental revenue (2)	393	123	1,046	1,473
Food and other services revenue (3)	6,954	8,866	20,695	22,157
Total Canadian revenues	$46,031	$57,736	$136,451	$204,423

Costs
Accommodation cost	$27,107	$38,762	$86,590	$132,679
Mobile facility rental cost	36	361	171	4,413
Food and other services cost	6,547	8,385	19,257	20,839
Indirect other cost	1,970	2,544	6,324	8,227
Total Canadian cost of sales and services	$35,660	$50,052	$112,342	$166,158

Average daily rates (4)	$100	$100	$96	$97

Billed rooms (5)	382,660	483,767	1,191,327	1,846,163

Canadian dollar to U.S. dollar	$0.726	$0.733	$0.715	$0.735

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food services, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CIVEO CORPORATION
SUPPLEMENTAL OPERATIONS BY SERVICE TYPE BY REGION DATA

(U.S. dollars in thousands)
(unaudited)

The following table sets forth certain supplemental data for our Australia and Canada segment revenues attributable to the asset-light (“Catering and Facility Management”) portion of the Company’s business and the asset-intensive (“Accommodations and Infrastructure”) portion of the Company’s business. We provide Catering and Facility Management services to both customer-owned assets and Company-owned villages and lodges. When we provide Catering and Facility Management services to customer-owned assets, it is reflected in “Food and other services” in our Supplemental Quarterly Segment and Operating Data. However, when we provide those same services to customers at our owned villages and lodges, it is reflected in “Accommodation and other services”, which also includes the Accommodations and Infrastructure component of our owned villages and lodges. This is because we bill our customers in one combined rate for both Accommodations and Infrastructure services and Catering and Facility Management services at Company-owned villages and lodges.

The purpose of the disclosure below is to disaggregate the embedded Catering and Facility Management revenues from the “Accommodation and other services” revenues associated with our owned villages and lodges that is included in our Supplemental Quarterly Segment and Operating Data. To do so, we apply a margin that is equal to Civeo’s margin in similar services we provide to customer-owned assets to the cost of sales that are associated with Catering and Facility Management services within “Accommodation and other services” for our owned villages and lodges. This table provides investors a supplemental view of the services provided by the Company which could assist with their valuation analysis.

	Three months ended September 30, 2025				Three months ended September 30, 2024
	Australia	Canada	Other	Total	Australia	Canada	Other	Total
Revenues
Asset Light: Catering and Facility management	$90,117	$27,497	$—	$117,614	$87,094	$35,961	$—	$123,055
Asset Intensive: Accommodations and Infrastructure	34,343	18,534	—	52,877	29,528	21,775	1,980	53,283
Total revenues	$124,460	$46,031	$—	$170,491	$116,622	$57,736	$1,980	$176,338

	Nine months ended September 30, 2025				Nine months ended September 30, 2024
	Australia	Canada	Other	Total	Australia	Canada	Other	Total
Revenues
Asset Light: Catering and Facility management	$249,409	$83,098	$—	$332,507	$232,120	$119,399	$549	$352,068
Asset Intensive: Accommodations and Infrastructure	91,369	53,353	—	144,722	84,847	85,024	9,232	179,103
Total revenues	$340,778	$136,451	$—	$477,229	$316,967	$204,423	$9,781	$531,171

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024	2025

EBITDA (1)	$26,989	$17,886	$58,824	$64,612	$65,461
Adjusted EBITDA (1)	$28,836	$18,778	$66,499	$68,497	$77,939
Net Leverage Ratio (2)					2.1x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024	2025

Net loss attributable to Civeo Corporation	$(455)	$(5,091)	$(13,611)	$(1,997)	$(28,681)
Income tax expense	4,038	3,862	10,732	9,199	14,025
Depreciation and amortization	20,012	17,440	54,092	51,269	70,861
Interest income	(28)	(50)	(129)	(147)	(169)
Interest expense	3,422	1,725	7,740	6,288	9,425
EBITDA	$26,989	$17,886	$58,824	$64,612	$65,461
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	—	—	7,823	3,758
Net (gain) loss on disposition of McClelland Lake Lodge assets (b)	—	171	—	(5,817)	73
Cost saving initiatives (c)	221	—	1,659	—	1,659
Share-based compensation (d)	1,063	721	2,263	1,879	3,235
Shareholder activist costs	563	—	3,753	—	3,753
Adjusted EBITDA	$28,836	$18,778	$66,499	$68,497	$77,939

(a)Relates to asset impairments in the first and fourth quarters of 2024. In the fourth quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $3.2 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $0.5 million. In the first quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $5.7 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $2.1 million.

(b)Relates to proceeds received and expenses incurred associated with the dismantlement and sale of the McClelland Lake Lodge. In the fourth, third and second quarters of 2024, we recorded expenses associated with the sale of our McClelland Lake Lodge of $0.1 million, $0.2 million and $0.1 million, respectively, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations. In the first quarter of 2024, we recorded gains associated with the sale of the McClelland Lake Lodge of $6.1 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations.

(c)Represents implementation costs (primarily severance costs and real estate expense rationalization) incurred as part of cost savings initiatives.

(d)Represents share-based compensation expense associated with performance share awards, restricted share awards, restricted share units and deferred share awards.

(2)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA.
Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

As of September 30,
2025

Total debt	$187,937
Less: Cash and cash equivalents	12,003
Net debt	$175,934

Adjusted EBITDA for the twelve months ended September 30, 2025 (a)	$77,939
Adjustments to Adjusted EBITDA
Acquisition pro-forma EBITDA	9,625
Interest income	169
Cost saving initiatives (b)	(1,659)
Shareholder activist costs (b)	(3,753)
Bank-adjusted EBITDA	$82,321

Net leverage ratio (c)	2.1x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net loss attributable to Civeo Corporation
(b) Adjustments to EBITDA not allowed to be adjusted by our credit facility
(c) Calculated as net debt divided by bank-adjusted EBITDA

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2025

EBITDA Range (1)	$75.7	$80.7
Adjusted EBITDA Range (1)	$86.0	$91.0

(1)The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2025
	(estimated)

Net loss	$(21.3)	$(18.3)
Income tax expense	14.0	16.0
Depreciation and amortization	72.0	72.0
Interest expense	11.0	11.0
EBITDA	$75.7	$80.7

Adjustments to EBITDA
Shareholder activist costs	4.3	4.3
Cost saving initiatives	3.0	3.0
Share-based compensation	3.0	3.0
Adjusted EBITDA	$86.0	$91.0

CONTACTS:

Regan Nielsen
Civeo Corporation
Vice President, Corporate Development & Investor Relations
713-510-2400